4

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         AMERICO LIFE, INC. (as amended)

                  (RESTATED FOR FILING PURPOSES IN ACCORDANCE WITH RULE 102(C)
                   OF REGULATION S-T)

         These Restated Articles of Incorporation of Americo Life, Inc. correctly set forth without change the corresponding provisions of the corporation's Articles of Incorporation as heretofore amended and supersede the Corporation's original Articles of Incorporation and all amendments thereto. These restated articles were adopted by the directors on June 28, 1993.

                                    ARTICLE I

             The name of the corporation is:

                               Americo Life, Inc.


                                   ARTICLE II

         The address of the corporation's initial registered office in Missouri is 2345 Grand Avenue, Kansas City, Missouri 64108, and the name of its initial registered agent at such address is Thomas M. Higgins, III.

                                  ARTICLE III *

         "The aggregate number of shares of capital stock that the corporation shall have authority to issue is 4,030,000 shares, consisting of 30,000 shares of common stock, each with a par value of one dollar ($1.00) (the "Common Stock") and 4,000,000 shares of preferred stock, each with a par value of one dollar ($1.00) (the "Preferred Stock").

A. Each holder of Common Stock shall be entitled to one vote for each share of the corporation's outstanding Common Stock held of record by such shareholder on every matter submitted to a vote of the corporation's shareholders. No shareholder shall have the right to vote such shareholder's shares of Common Stock cumulatively in elections for directors.

B. The Board of Directors is authorized to establish by resolution or resolutions one or more series of the Preferred Stock, the number of shares of each series, the powers, designations, and preferences, and the relative, participating, optional or other rights, and the qualifications, limitations and restrictions of the shares of each such series of the Preferred Stock, including without limitation the following:

                  (1) the distinctive serial designation of such series which shall distinguish it from other series;

                  (2) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in the resolution or resolutions providing for the issue of such series;

                  (3) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

                  (4) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

                  (5) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation;

                  (6) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

                  (7) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                  (8) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

                  (9) the voting rights, if any, of the holders of the shares of such series."


(* Article III was amended in its entirety and adopted by the Board of Directors and approved by the sole shareholder on December 26, 2001.)
                                   ARTICLE IV

         The name of the incorporator is Thomas M. Higgins, III, whose place of residence is 1037 West 59th Street, Kansas City, Missouri 64113.

                                    ARTICLE V

         1. The number of directors to constitute the first Board of Directors is three. The number of directors to constitute all subsequent Boards of Directors shall be fixed by, or in the manner provided in, the corporation's bylaws, provided that in no event shall such number be less than three. Any change in the number of directors to constitute the Board of Directors shall be reported by the corporation to the Missouri Secretary of State within 30 calendar days after such change.

         2. The names of the persons to constitute the first Board of Directors are Joe Jack Merriman, Gary L. Muller and Michael A. Merriman.

                                   ARTICLE VI

The duration of the corporation is perpetual.




                                   ARTICLE VII

         1. The corporation is formed for the purpose of engaging in any lawful business or activity for which corporations may be organized under The General and Business Corporation Law of Missouri.

         2. Without limiting the generality of the foregoing, the corporation is formed primarily to purchase, own and hold the stock of other corporations, and to do every act and thing covered generally by the denomination "holding corporation," and especially to direct the operations of other corporations through the ownership of stock therein; to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares or voting trust certificates for shares of the capital stock, or any bond, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or county, nation, or government and also bonds or evidences of indebtedness of the United States or of any state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the corporation and while the owner thereof to exercise all the rights, powers, and privileges of ownership including the right to vote on any shares of stock or voting trust certificates so owned; to promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, voting trust certificates, or other securities or evidences of indebtedness shall be held by or for this corporation, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value or any such bonds, stocks, or other securities or evidences of indebtedness or the property of this corporation;


                                  ARTICLE VIII

          1. All powers of management, direction and control of the corporation shall be vested in the Board of Directors.

          2. The corporation's original bylaws shall be adopted by the corporation's initial Board of Directors. The bylaws of the corporation may from time to time be altered, amended or repealed, or new bylaws may be adopted, in either of the following ways: (a) by an affirmative vote of the holders of a majority of the corporation's outstanding shares entitled to vote, or (b) by an affirmative vote of a majority of the corporation's directors then in office. Any change in the bylaws made by the corporation's shareholders may thereafter be further changed by the corporation's Board of Directors, unless the shareholders in making such change shall otherwise provide.


                                   ARTICLE IX

   In lieu of any other indemnification provided for by the corporations bylaws, by agreement, by vote of the shareholders or disinterested directors or otherwise, the corporation shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of this corporation, or any director or officer of this corporation who is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, unless such person's conduct in connection with the matter for which indemnity is sought has been finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.


         In lieu of any other indemnification provided for by the corporation's bylaws, by agreement, by vote of the shareholders or disinterested directors or otherwise, the corporation may, by action of the Board of Directors, indemnify any person (other than a person entitled to mandatory indemnification under the foregoing paragraph) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, unless such person's conduct in connection with the matter for which indemnity is sought has been finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

A person seeking indemnification pursuant to this Article is "serving at the request of this corporation" under the following circumstances: (i) if such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in which this corporation owns or controls, directly or indirectly, a 50% or greater equity interest, then such person is deemed to be "serving at the request of this corporation" or (ii) if such person is or was a director, officer, employee or agent of .another corporation, partnership, joint venture, trust or other enterprise in which this corporation owns or controls, directly or indirectly, less than a 50% equity interest, then such person shall be deemed to be "serving at the request of this corporation" only if such service was expressly required by such person's job description with this corporation.


                                    ARTICLE X

           Section 351.407 of The General and Business Corporation Law of Missouri, as amended from time to time, shall not apply to control share acquisitions (as defined in Section 351.015 of The General and Business corporation Law of Missouri, as amended from time to time) of shares of the Capital Stock of the corporation.


                                   ARTICLE XI

Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the corporation, does thereby consent and agree that all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares of stock or other securities in any way -may be altered, amended, restricted, enlarged or repealed by laws of the State of Missouri or of the United States of America hereinafter adopted. The corporation reserves the right to amend or repeal these Articles of Incorporation or to take any other action as required or allowed by such laws, and all rights of the owners and holders of any shares of stock or other securities issued by the corporation are subject to this reservation.

IN WITNESS WHEREOF, the undersigned have executed these Restated Articles of Incorporation as of the 14th day of July, 1993.

                                    AMERICO LIFE, INC.


                                            /s/ Gary L. Muller
                                    -----------------------------
                                    Gary L. Muller
                                    President and Chief Executive
                                    Officer


                                            /s/ Richard J. Juneau
                                    -----------------------------
                                    Richard J. Juneau
                                    Secretary

STATE OF MISSOURI )
                  )SS
COUNTY OF JACKSON )

I, Karolyn S. Dinges, a notary public, do hereby certify that on the 14th day of July 1993, personally appeared before me Gary L. Muller, who being by me first duly sworn, declared that the is the President and Chief Financial Officer of Americo Life, Inc., and that the Statements therein contained are true.



                                    /s/  Karolyn S. Dinges
                           -----------------------------------------
                           Notary Public in and for said
                           County and State


                                    Karolyn S. Dinges
                           --------------------------
                           (print notary's name here)

My commission expires:

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